Exhibit 99.2

Our Mission

We aim to help the customers in our communities live a good life by inspiring moments that create lasting memories. When we are at our best, our products serve as the centerpiece of awesome experiences and unlock nostalgia for past ones. We own and operate premium authentic brands with ingenious products influenced by customer feedback. We consistently deliver innovative, high-quality products that are loved by our customers and facilitate memorable experiences, build community and help everyday people reconnect with what matters most.

Who We Are

Solo Brands operates four premium outdoor brands; Solo Stove, Oru Kayak (“Oru”), ISLE Paddle Boards (“ISLE”), and Chubbies apparel. Our brands develop innovative products and market them directly to customers through a robust omni-channel model which couples direct customer relationships developed through the e-commerce channel, with rapidly growing strategic retail partners. Our company is anchored by our largest brand, Solo Stove, which was founded in 2011. We combined our passion for customer experience with our love of the outdoors to create a digitally-native platform to market the revolutionary Solo Stove Lite (“Lite”). Following the success of the Lite, Solo Stove launched its iconic, stainless steel, virtually smokeless fire pits in 2016, pioneering a new product category that helped foster a loyal community of enthusiasts and further our efforts to bring people together. Today Solo Brands continues to actively launch new innovation fueled by loyal customers across the globe.

Since its inception, Solo Brands’ growth and free cash flow enabled us to make significant investments in our global supply chain and bring fulfillment, research and development, sales and marketing, and customer service in-house. This infrastructure provides an authentic end-to-end customer experience, expedited delivery, greater cost efficiencies, and redundancy in manufacturing.

Our business provides distinct competitive advantages, including an attractive financial profile and a unique ability to acquire and operate other brands that broaden our product assortment and share our values of authenticity, product quality, and community. Through our omni-channel approach, we develop connections with our customers, receive real-time feedback that informs our product development roadmap and digital marketing decisions, and enhance our brands. This deep connection with our customers helps to drive an attractive return on marketing spend and positions us to capitalize on a significant runway of future expansion. We believe that our model creates a flywheel effect of rapid growth, scalability, and robust free cash flow generation which, in turn, enables us to re-invest in product innovation, strategic acquisitions, marketing and global infrastructure.

Business Designed to Bring People Together

We created a category with the introduction of our lightweight, virtually smokeless fire pit. We built on that success with additional high-quality products designed to build community and create good moments for everyday people. Our real-time customer feedback loop, culture of innovation, and management track record of scaling brands enables us to design and offer products that meet evolving customer needs, share resources, cross-market, and reduce expenses across our brands.

Our diverse products include:

Recent Financial Results

Solo Brands’ compelling financial model is underpinned by strong sales growth and profitability, as well as robust free cash flow generation. Our scalable omni-channel model, diversified product portfolio, and culture of innovation have enabled us to reach an expanding community of passionate customers and generate financial growth and profitability ahead of industry peers.

During our fiscal year 2022, we achieved the following results:

•	Net sales of $517.6 million;

•	Net loss of $7.6 million;

•	Gross margin of 61.5% of net sales;

•	Adjusted Net Income of $65.0 million;

•	Adjusted EBITDA of $87.6 million; and

•	Adjusted EBITDA margin of 16.9% of net sales.

Through the first three months of our fiscal year 2023, we achieved the following results:

•	Net sales of $88.2 million;

•	Net income of $0.9 million;

•	Gross margin of 61.7% of net sales;

•	Adjusted Net Income of $10.3 million;

•	Adjusted EBITDA of $15.4 million; and

•	Adjusted EBITDA margin of 17.4% of net sales.

Through the twelve months ended March 31, 2023, individual brand net sales for Solo Stove accounted for 73% of total net sales, and Chubbies, ISLE and Oru together accounted for 27% of total net sales.

For additional information, including a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see “—Non-GAAP Financial Measures” below.

Our Competitive Strengths

A Leading Omni-Channel Lifestyle Disruptor

We go-to-market with an omni-channel strategy that prioritizes a direct connection with customers through our e-commerce and expanding retail partnerships.

Our brands generate sales through their own websites, select third-party e-commerce marketplaces, and strategic retail partnerships. Our e-commerce channels generated 80% of Solo Brands’ sales, including 65% from our currently owned brands’ websites, for the twelve months ended March 31, 2023. The direct relationship we hold with our customers enables us to communicate with them directly to receive real-time customer insights, control pricing and brand messaging, and cultivate a loyal following. Our data-driven sales and marketing engine leverages consumer information, including intent trends, purchasing history, and direct contact via email and text messaging to rapidly adapt to changing customer preferences, influence innovation, and inform our customer acquisition strategy. This constant feedback loop supports a shortened innovation timeline which enables us to acquire and retain customers efficiently and deliver disruptive products to the market faster than competitors.

We expand our customer reach and brand recognition with our fast-growing wholesale business by partnering with select retailers.

Our retail partnerships accelerate brand awareness and broaden our reach to customers looking for an in-person, tactile shopping experience. The increased brand awareness from our retail partnerships has resulted in increased net sales, an increased total addressable market, prime real estate in stores and an increased repeat purchase rate.

Product Excellence and Leading Product Development Capabilities

Disruptive innovation is a core tenet of Solo Brands. Our products have received numerous awards and received thousands of 5-star reviews. For instance, Solo Stove’s backpacking stove was a 2013 and 2014 “Gear of the Year” winner by sectionhiker.com and 50campfires.com, respectively. The Bonfire fire pit was awarded the “Best Fire Pit” by Popular Mechanics in 2021, and the Pi Pizza Oven was selected as one of “Oprah’s Favorite Things” in 2022. Oru has won multiple awards for its ground-breaking origami kayak including the 2014 Edison Award, 2020 Outdoor Retailer Innovation Award and Red Dot Design Award for the Lake kayak design. And ISLE’s Versa Rigid paddle board was awarded the “Best Buy” award from outdoorgearlab.com in 2021. Our products have also been highlighted by several media outlets including Shark Tank, Time, Men’s Journal, Gear Patrol, Backpacker, Paddling Magazine, Gear Junkie, Fox and Friends, the Wall Street Journal, and numerous other blogs and review sites.

We provide customers with uncompromising product quality, design, and performance. This has enabled us to offer a diverse range of products across price points and usage occasions, including fire pits, cooking, camping stoves, outdoor heating, storage, recreational products, lifestyle apparel, consumables, and accessories. We aim to deliver superior quality and performance standards in each new category that we enter, while emphasizing ease-of-use in our design philosophy. To support our pipeline of new products, we are aggressively pursuing and actively managing our intellectual property to protect our investment in product innovation.

Solo Brands’ revolutionary product offering is designed to attract new customers and drive repeat purchases through continuous innovation.

We have built a product development organization and supply chain that enables us to design, prototype, and launch products quickly. Our rapid new product launches have quickly contributed to our overall performance—for example, for twelve months ended March 31, 2023, approximately 22% of Solo Brands net sales was generated from products launched since 2021. A thorough internal ideation process and feedback from our customers underpin our meticulous approach to design and product testing, which we believe allows us to deliver uncompromising quality.

Passionate and Emotional Connection with our Community of Customers

We help our customers create memorable experiences together. Our customers trust our brands’ commitment to improve the way they live. This authentic, two-way relationship creates a tremendously loyal community of customers.

We connect with our installed base of more than 3.9 million customers and 5.7 million e-mail subscribers through authentic brand messaging which drives traffic to our brands’ websites and amplifies our shared community. Our currently owned brands together generated nearly 60.7 million unique site visits at their respective websites in the twelve months ended March 31, 2023, and have organically achieved more than 5.5 million followers on social media. Our community engages enthusiastically on social media, creating posts that prominently feature our products as the centerpiece of their experiences.

Our customers act as our most impactful brand advocates. They purchase our products and share them with friends, family, and neighbors, driving strong word-of-mouth referrals. For the year-to-date period ended March 31, 2023, more than 34% of new customers were introduced to Solo Stove by a friend or family member.

This personal recommendation strengthens the broader Solo Brands community and reinforces our authenticity. We also deliver a differentiated customer service experience which includes free shipping and expedited delivery to the contiguous United States that further fuels our exceptional brand satisfaction and loyalty among our customers.

Scalable Infrastructure to Support Growth

We have built a scalable, global supply chain to deliver exceptional customer experience and capture profit margin that would otherwise be shared with third party logistic providers. We have made significant investments in our supply chain infrastructure, fulfillment, customer service and information technology, designed to drive improved customer service, expedited delivery, process efficiencies, reduced operating costs, and rapid integration of new lifestyle brand acquisitions.

We operate six strategically located warehouse facilities throughout North America, as well as a seventh located in Rotterdam, Netherlands. In 2021, we expanded our largest fulfilment center—located at our global headquarters near Dallas, Texas. This expansion increased our warehouse capacity and further supported the rapid growth of our platform. We have also continued to diversify our qualified third-party manufacturing base and now have manufacturing partners in multiple countries that provide redundancy across our core products.

We plan to replicate our successful U.S. omni-channel model as we expand internationally and expect to maintain delivery standards similar to those we currently employ in the United States. This fulfilment experience has been a competitive advantage for Solo Brands in the United States, and we anticipate that our steadfast commitment to providing this experience will continue distinguishing our business as we expand internationally.

Highly Attractive Financial Profile

We have an attractive, scalable financial model that delivers a rare combination of top-line growth, strong profitability, and robust free cash flow generation.

Solo Brands generated net sales of $517.6 million in fiscal year 2022, a net loss of $7.6 million (including impairment charges of $30.6 million, of which $27.9 million related to goodwill and $2.7 million related to trademark intangibles) and a gross margin of 61.5% of net sales. During the same time period, Solo Brands’ Adjusted EBITDA was $87.6 million, and our Adjusted EBITDA margin was 16.9% of net sales. Through the first three months of fiscal year 2023, Solo Brands generated net sales of $88.2 million, net income of $0.9 million, and a gross margin of 61.7% of net sales. During the same time period, Solo Brands’ Adjusted EBITDA was $15.4 million, and our Adjusted EBITDA margin was 17.4% of net sales. Our profitably is underpinned by a high Average Order Value, or AOV, superior unit economics, attractive return on marketing spend, and a strong repeat purchase rate which represented approximately 55% of total website orders for our brands during the first three months of fiscal year 2023. For additional information, including a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see “—Non-GAAP Financial Measures” below.

Solo Brands’ strong profitability, coupled with our asset-light business model drives robust free cash flow generation which provides us the flexibility to reinvest in our platform and to expand our community of customers and our product offering.

Experienced and Culture-Driven Leadership Team

Solo Brands has built an experienced management team, led by President and Chief Executive Officer John Merris, who brings a strong track-record of building high-performing teams and brands. Under the guidance of John and our broader management team, Solo Brands has grown rapidly and significantly enhanced its product portfolio, customer reach, and brand engagement.

We continue to invest in our people, adding key management personnel and e-commerce and wholesale experts to accelerate our profitable growth. We also benefit from the acquisition of talent, which we believe adds expertise and helps us accelerate the growth of newly acquired brands, strengthen and complement our existing leadership team, and leverage the sharing of best practices across the company. As of March 31, 2023 we had over 300 employees.

Our Growth Strategies

We intend to grow sales, profitability and free cash flow through the following growth strategies:

Accelerate Organic Growth—Brand Awareness and New Customers

At Solo Brands, we own and operate premium, innovative beloved brands that enjoy strong customer loyalty driven by their disruptive product offering and brand authenticity. Despite the rapid growth of our brands, we believe there is substantial whitespace for them to grow organically given their low market penetration. As we drive brand awareness across our portfolio by leveraging our marketing engine, customer word-of-mouth, and retail partnerships, we believe we can increase household penetration and expand our community of brand loyalists.

Our omni-channel strategy and marketing model enable us to increase our brand reach efficiently. We have a multi-faceted marketing strategy to capture market whitespace by engaging with customers across social media, online video streaming, Over-The-Top, or OTT Television, Linear Television, and podcasts. We continue to see opportunities to engage our community of loyal enthusiasts, cross-market, and drive further growth through word-of-mouth referrals. We believe that we can leverage our strengths in data and technology to capitalize on our substantial market whitespace better than our competitors.

While we participate in a broad range of categories, Solo Stove, Oru, and ISLE primarily participate in the massive and growing global outdoor recreation industry. According to Solomon Partners, consumption in the U.S. Sporting Goods and Outdoor Recreation Category grew 14% to approximately $250 billion, from 2020 to 2021, and is expected to continue growing. For example, for our Solo Stove brand, we believe the core U.S. addressable residential market is 84 million detached single-family households. Today, our U.S. penetration is less than 2% of this addressable residential market, representing a substantial growth opportunity with increased brand awareness. In addition to residential use, Solo Stove products are perfect complements to visits to the park, lake, or beach, or other outdoor activities, or as part of the ambiance in hospitality locations, such as hotels and restaurants, giving us significant room for continued growth and further expanding our addressable market.

Our Oru and ISLE brands operate in the attractive U.S. paddle sports market, which based on a market study conducted by Ducker, generated estimated retail sales approaching $1 billion in 2020. Oru and ISLE’s combined last twelve months ended March 31, 2023 revenue represented less than 5% of this market. We believe this low market penetration rate demonstrates the substantial runway these brands have under our ownership.

Our Chubbies brand operates in the expansive U.S. online clothing and accessories market, which represents a market size of $177 billion in 2022 according to Cowen. As part of the Solo Brands family, we have significant room to expand the Chubbies brand reach.

New Product Innovation and Category Expansion

We have a history of disrupting markets by introducing and scaling innovative products and technologies across a growing list of categories and adjacencies. In the twelve months ended March 31, 2022, approximately 22% of net sales were derived from new products released since fiscal year 2021. From the virtually smokeless fire-pit, to the portable inflatable paddle board, to the folding kayak and high-performance apparel, we have strengthened our product portfolio to meet evolving customer demands. Our innovation strategy is two-pronged: introduce fundamentally innovative and disruptive hero products, and support those franchise products with a range of new accessories. In fiscal year 2022, we launched over 15 new products, more than any other year in our history, with these new products quickly becoming customer favorites. For example, in the spring of 2022, we entered an exciting and fast-growing portable pizza oven category by launching Pi, an oven that leverages our Signature 360-degree airflow and can cook homemade pizza in less than two minutes. Customer feedback has been exceptional for Pi.

In the late summer of 2022, we launched Mesa, a tabletop fire pit in response to customers seeking an outdoor fire pit that could be used in smaller spaces. This small, but mighty Solo Stove generates the same secondary burn as our well-known larger stoves, but it is even faster and easier to use, while costing less than $100. Early data shows that Mesa expands our total addressable market and broadens our customer reach.

Most recently, in the fourth quarter of 2022, we expanded into another adjacency with the launch of our Tower Patio Heater, which brings indoor comfort to outdoor spaces. We are excited for Tower to enjoy a full winter season in 2023.

Real-time, direct engagement with our community of customers informs our innovation pipeline. Customer requests inspired the successful design and launch of our most popular fire pit in 2016 and they have similarly informed our launches of other accessories. Our proprietary customer insights enhance our ability to launch and scale new products with high confidence, while driving attractive repeat purchasing behavior. As we continue to enhance our product offering with customization options, accessories, and consumables, we believe customer engagement will continue to increase and further enhance customer Life-Time-Value, or LTV.

We have a robust new product pipeline that we are excited to bring to market in the near- and medium-term, which we expect to drive new and repeat purchase occasions across a rapidly expanding addressable market.

Leverage of our Omni-Channel Model: Expand Retail and Corporate Channels

Our omni-channel model has grown our total addressable market, accelerated our growth and expanded our core demographics. In particular, we have seen rapid growth within our wholesale channel which grew 67% over the twelve-month period ended March 31, 2023. This rapid growth showcases the strength of our strategic retail relationships, the power of our brands and our growing customer base. Retailers with whom we have partnered allow us to provide additional marketing and purchase opportunities for our customers looking for an in-person, tactile experience, while accelerating brand awareness and broadening our customer demographics. We continue to align with retail partners that support our brand image and share our passion and dedication for innovative, high-quality products of uncompromising design and performance. New and expanded partnerships with Dicks Sporting Goods, Costco, Ace Hardware and L.L. Bean, among others, have increased brand awareness and provided incremental repeat purchase occasions.

We also see significant whitespace to leverage demand in the corporate channel, which is growing at a rapid rate. Customization capabilities, including laser etching, provide attractive opportunities for our corporate business. We leverage our corporate channel to drive further organic marketing and spread brand awareness.

International Expansion

We see substantial opportunity to increase our international sales by replicating our successful U.S. go-to-market strategy. We have invested in an international team, led by in-market Vice Presidents to lead the next phase of growth, and in 2022, we reached several milestones which included our first full-year of localized sites in Canada and Europe with product orders and net sales that surpassed our expectations and a successful launch in Australia with our Solo Stove and Oru brands.

Our fulfillment infrastructure in the Netherlands serves Europe, and includes a 72,000 square foot warehouse facility, local personnel, marketing that drives customers to European websites offering our products direct to consumers in their native languages and customer service. In 2021, we launched operations in Canada with a 20,000 square foot facility and are targeting further international expansions in the near- and medium-term. We strive to provide our international customers with the same brand experience and highly responsive service levels that our U.S.-based customers have come to love.

Over the next three years, we plan to continue expansion in targeted geographies directly where we have identified similar lifestyle and communal market dynamics as in the United States. We intend to continue to explore establishing direct operations in additional new markets, including Africa, Asia-Pacific, the Middle East and South America, where we currently serve customers through international distributors.

Disciplined M&A: Acquire and Optimize Businesses and Brands that Complement our Existing Portfolio or Extend our Reach

Our disciplined acquisition strategy focuses on profitable, high growth brands with disruptive product offerings. We seek opportunities where our omni-channel business can drive scale and customer engagement. Our supply chain and fulfillment operation allows our brands to deliver an exceptional end-to-end experience to our customers in a cost-effective manner. In turn, these brands broaden our customer reach, expand our product offering, and provide new technologies and capabilities. In addition, these acquisitions enable us to add talented personnel to our team to help execute our growth strategy.

We believe Solo Brands has established itself as a leading acquiror of high-potential brands, providing differentiated advantages through our omni-channel business. In addition, we believe our experience growing Solo Brands over the last several years and track-record of partnering with founders and entrepreneurs will be attractive to future brands. The integration of new acquisitions into our company also helps drive customer engagement and purchase occasions across our brands. In addition, our asset-light business model drives substantial free cash flow generation for investment in new opportunities that further expand our diversification and total addressable market.

Our Industry and Opportunity

We design products to serve the expanding Solo Brands community throughout their daily lives, whether at home, on the go, inside or outdoors, spanning multiple usage occasions and across all seasons. Our category participation is diverse, and our innovative, premium products enjoy broad appeal. While we participate in a broad range of categories, our Solo Stove, Oru, and ISLE brands primarily participate in the massive and growing global outdoor recreation industry, a sector with an expansive user demographic that increasingly includes younger users and spans ethnicities and genders. According to Solomon Partners, consumption in the U.S. Sporting Goods and Outdoor Recreation Category grew 14% to approximately $250 billion, from 2020 to 2021, and is expected to continue growing. Our Chubbies brand primarily participates in the U.S. online clothing and accessories category, a growing market estimated to be $177 billion in 2022 according to Cowen.

Throughout our history, we have organically expanded the served portion of our addressable market opportunity through continuous innovation and expansion of our product assortment into such categories as outdoor heating, hybrid kayak / paddle boards, tabletop fire pits and pizza ovens. For example, we expanded our total addressable market through the launch of Mesa in the third quarter of 2022. Mesa is our first fire pit priced under a $100, expanding our customer base with a lower price point. We have also expanded our addressable market opportunity through the acquisitions of disruptive lifestyle brands. Our acquisitions of Oru and ISLE broadened our served market opportunity into the U.S. paddle sports market, a highly attractive, rapidly growing sub-segment of the outdoor recreation industry generating estimated retail sales approaching $1 billion in 2020 based on a market study conducted by Ducker. Both these brands are growing; however, we believe that Oru’s and ISLE’s combined last twelve months ended March 31, 2023 revenue represented less than 5% of this attractive market.

In addition to category size, we consider our market opportunity in terms of the number of addressable customers who may have interest in the Solo Brands product offering with our current products and price points. For example, we believe just Solo Stove’s addressable customers alone total approximately 172 million households, comprised of 84 million and 88 million detached single-family households in the United States and in our other current, near-term and medium-term planned international markets, respectively. This figure does not account for a large number of households living in apartments, townhouses, and motorhomes, who we believe also may become customers, and it excludes many others who may become customers of Solo Brands’ broader product offering. In addition to household use, Solo Stove products are perfect complements to visits to the park, lake, or beach, or other outdoor activities, or as part of the ambiance in hospitality locations, such as hotels and restaurants.

We aim to continue expanding our addressable market opportunity and growing our brand penetration by leveraging our culture of innovation across our platform.

Non-GAAP Financial Measures

We track the following non-GAAP financial measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Our management uses these non-GAAP measures principally as measures of our operating performance and believes that these non-GAAP measures are useful to our investors because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses these non-GAAP measures for planning purposes, including the preparation of our annual operating budget and financial projections.

None of these non-GAAP measures is a measurement of financial performance under GAAP. These non-GAAP measures should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with GAAP and are not indicative of net income (loss) from continuing operations as determined under U.S. GAAP. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled measures presented by other companies. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance.

Adjusted Net Income

The following table reconciles net income (loss) to Adjusted Net Income (Loss) for the periods presented:

	Years Ended December 31,		Three Months Ended March 31,
	2021	2022	2022	2023
(dollars in thousands)
Net income (loss)	$56,495	($7,620)	($3,235)	$933
Impairment charges(1)	—	30,589	—	—
Amortization expense	17,510	21,018	5,258	5,254
Equity-based compensation expense(2)	7,329	18,598	4,437	4,794
Inventory fair value write-ups(3)	12,343	7,813	6,105	—
Acquisition-related costs(4)	3,667	2,186	421	—
Severance expense	—	1,193	—	477
Transaction costs(5)	6,204	1,070	126	283
Business optimization expenses(6)	3,121	835	83	—
Management transition costs(7)	—	698	123	123
Business expansion expense(8)	1,314	373	75	—
Tax impact of adjusting items(9)	(2,693)	(11,771)	(2,339)	(1,523)

Adjusted Net Income	$105,290	$64,982	$11,054	$10,341

(1)	Represents trademark and goodwill impairments recorded during the three months ended June 30, 2022.
(2)

Represents employee compensation expense associated with equity-based awards. This includes expense associated with the incentive unit awards as well as awards issued on and subsequent to the IPO including options, restricted stock units and performance stock units.

(3)	Represents the recognition of fair market value write-ups of inventory accounted for under ASC 805 related to the 2021 acquisitions and the 2020 change in control transaction.
(4)	Represents expenses that we do not believe are reflective of our ongoing operations, primarily warehouse and employee transition costs associated with the 2021 acquisitions.
(5)

Represents transaction costs primarily related to professional service fees incurred in connection with the IPO and professional service fees incurred for valuations performed in connection with the impairment charges, as well as a one-time sales tax expense reserve.

(6)

Represents various start-up and transition costs, including warehouse optimization charges associated with our new global headquarters infrastructure and with new and expanded distribution facilities in Texas, Pennsylvania, and the Netherlands.

(7)	Represents costs primarily related to recruiting senior level management, including a new CFO.
(8)	Represents costs for expansion into new international and domestic markets.
(9)

Represents the tax impact of adjustments calculated at the federal statutory rate of 21% less the portion of the tax impact of the adjustments attributable to noncontrolling interests. We calculated the tax impact of the adjusting items in the twelve month period ended December 31, 2022, as we were a limited liability company. We were not subject to corporate income taxes in the twelve month period ended December 31, 2021.

Adjusted EBITDA and Adjusted EBITDA Margin

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Years Ended December 31,		Three Months Ended March 31,
	2021	2022	2022	2023
(dollars in thousands)
Net income (loss)	$56,495	($7,620)	($3,235)	$933
Interest expense	10,151	6,271	796	2,286
Income tax (benefit) expense	2,025	1,001	(878)	311
Depreciation and amortization expense	18,228	24,592	5,935	6,178
Impairment charges(1)	—	30,589	—	—
Equity-based compensation expense(2)	7,329	18,598	4,437	4,794
Inventory fair value write-ups(3)	12,343	7,813	6,105	—
Acquisition-related costs(4)	3,667	2,186	421	—
Severance expense	—	1,193	—	477
Transaction costs(5)	6,204	1,070	126	283
Business optimization expenses(6)	3,121	835	83	—
Management transition costs(7)	—	698	123	123
Business expansion expense(8)	1,314	373	75	—

Adjusted EBITDA	$120,877	$87,599	$13,988	$15,385

Revenue	$403,717	$517,627	$82,203	$88,207
Net income (loss) margin(9)	14.0%	(1.5%)	(3.9%)	1.1%
Adjusted EBITDA margin(10)	29.9%	16.9%	17.0%	17.4%

(1)	Represents trademark and goodwill impairments recorded during the three months ended June 30, 2022.
(2)

Represents employee compensation expense associated with equity-based awards. This includes expense associated with the incentive unit awards as well as awards issued on and subsequent to the IPO including options, restricted stock units and performance stock units.

(3)	Represents the recognition of fair market value write-ups of inventory accounted for under ASC 805 related to the 2021 acquisitions.
(4)	Represents expenses that we do not believe are reflective of our ongoing operations, primarily warehouse and employee transition costs associated with the 2021 acquisitions.
(5)

Represents transaction costs primarily related to professional service fees incurred in connection with the IPO and professional service fees incurred for valuations performed in connection with the impairment charges, as well as a one-time sales tax expense reserve.

(6)

Represents various start-up and transition costs, including warehouse optimization charges associated with our new global headquarters infrastructure and with new and expanded distribution facilities in Texas, Pennsylvania, and the Netherlands.

(7)	Represents costs primarily related to recruiting senior level management, including a new CFO.
(8)	Represents costs for expansion into new international and domestic markets.
(9)	Net income (loss) margin represents net income (loss) divided by revenue.
(10)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.